Exhibit 99.1

Horsehead Announces Record Date and Annual Stockholder Meeting Date

PITTSBURGH--(BUSINESS WIRE)--February 6, 2015--Horsehead Holding Corp. (NASDAQ: ZINC), announced today that it will hold its annual stockholder meeting on May 05, 2015 at a location to be determined. The record date for purposes of shares to be voted at such meeting is March 12, 2015.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company, LLC, a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, 724-773-2212
Senior Vice President